Exhibit 99.1

For Immediate Release Contact: Gary J. Fuges, CFA ValueClick, Inc. 1.818.575.4677
 VALUECLICK NAMES JOHN GIULIANI CHIEF OPERATING OFFICER

Mr. Giuliani to Oversee U.S.-based Media, Affiliate Marketing & Technology Businesses

Westlake Village, CA - April 3, 2012 - ValueClick, Inc. (Nasdaq: VCLK) today announced that John Giuliani has accepted the role of chief operating officer, effective immediately. Prior to his promotion, Mr. Giuliani held the title of president of ValueClick's Dotomi division and was Dotomi's chief executive officer at the time of its acquisition by ValueClick in August, 2011. Mr. Giuliani is also a member of ValueClick's board of directors.

Reporting to chief executive officer James R. Zarley, Mr. Giuliani will oversee multiple U.S. ValueClick businesses, including: the ValueClick Media and Dotomi online media businesses; the Commission Junction affiliate marketing business; and the Mediaplex technology business. The president of each business - Kerri Pollard of Commission Junction, Bill Todd of ValueClick Media, and David Yovanno of Mediaplex - will now report to Mr. Giuliani. ValueClick's Owned & Operated and European operations will continue to report to Mr. Zarley.

“John's digital and database marketing expertise and leadership skills make him the perfect choice to drive the integration of our businesses, allowing our customers to leverage our unique vision,” said James R. Zarley, chief executive officer of ValueClick. “I am excited about the prospect of crystalizing our divisions into a full solution set, and I look forward to working with John and our other leaders to capitalize on our industry's growth opportunities in the years to come.”

“I am excited to accept this role to help bring together and leverage ValueClick's strong portfolio of digital marketing businesses,” said John Giuliani, chief operating officer of ValueClick. “I see tremendous opportunity to build upon the strengths of each individual business so our clients achieve more of their digital marketing goals at greater scale and efficiency through ValueClick.”

About ValueClick
ValueClick, Inc. (Nasdaq: VCLK) is one of the world's largest digital marketing companies. Through a unique combination of data, technology and services, ValueClick increases brand awareness and drives customer acquisition at scale for the world's largest advertisers, and maximizes advertising revenue for tens of thousands of online and mobile publishers. ValueClick's brands include Commission Junction, ValueClick Media, Dotomi, Greystripe, Mediaplex, Smarter.com, CouponMountain.com, Investopedia.com, and PriceRunner. The Company is based in Westlake Village, California, and has offices in major advertising markets worldwide. For more information, please visit www.valueclick.com.

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, the risk that market demand for on-line advertising in general, and performance based on-line advertising in particular, will not grow as rapidly as predicted, the risk that legislation and governmental regulation could negatively impact the Company's performance, the effects of recent acquisitions on ValueClick's financial results, the potential inability to successfully operate or integrate Dotomi's business, including the potential inability to retain customers, key employees or vendors. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by ValueClick, including, but not limited to: its annual report on Form 10-K filed on February 29, 2012; recent quarterly reports on Form 10-Q; and other current reports on Form 8-K.

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